Registration No. 333-255216

As filed with the Securities and Exchange Commission on July 5, 2023

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-255216 UNDER THE SECURITIES ACT OF 1933
DIVERSEY HOLDINGS, LTD. (Exact name of registrant as specified in its charter)
Cayman Islands (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
1300 Altura Road, Suite 125 Fort Mill, South Carolina (Address of Principal Executive Offices)	29708 (Zip Code)
Diversey Holdings, Ltd. 2021 Omnibus Incentive Plan (Full title of the plans)
Philip Wieland Chief Executive Officer 1300 Altura Road, Suite 125 Fort Mill, South Carolina (803) 746-2200 (Name, address and telephone number, including area code, of agent for service)
With a copy to: Bradley C. Reed, P.C. Alexander M. Schwartz Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654 United States (312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) previously filed by Diversey Holdings, Ltd., a Cayman Islands exempted company (the “Company”):

•	Registration No. 333-255216, filed with the U.S. Securities and Exchange Commission on April 14, 2021, registering an aggregate of 15,000,000 shares of the Company’s Ordinary Shares, par value $0.0001 per share, authorized for issuance under the Diversey Holdings, Ltd. 2021 Omnibus Incentive Plan.

On July 5, 2023, pursuant to that certain Agreement and Plan of Merger, dated as of March 8, 2023 (the “Merger Agreement”), by and among the Company, Olympus Water Holdings IV, L.P., a Cayman Islands exempted limited partnership (“Parent”), acting by its general partner, Olympus Water Holdings, Limited, a Cayman Islands exempted company incorporated with limited liability, and Diamond Merger Limited, a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving company as a wholly owned subsidiary of Parent.

In connection with the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above-referenced Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on July 5, 2023.

Diversey Holdings, Ltd.

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: President

Pursuant to Rule 478 under the Securities Act no other person is required to sign this Post-Effective Amendment.